UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 5, 2015 (January 5, 2015)

TIPTREE FINANCIAL INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 446-1400
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 5, 2015, the Board of Directors (the “Board”) of Tiptree Financial Inc. (“Tiptree”) appointed Lesley Goldwasser and Jonathan Ilany to the Board. Prior to the appointments, there was one vacancy on the Board. In contemplation of the appointments, on December 22, 2014, the Board increased its size from six to seven members.

Ms. Goldwasser will serve as a Class III director, which class will stand for re-election at the 2016 annual meeting of stockholders. Ms. Goldwasser is expected to be appointed to serve as a member of both the Audit Committee of the Board and the Compensation, Nominating and Governance Committee of the Board. The Board has determined that Ms. Goldwasser satisfies the definition of “independent director” under the Nasdaq listing standards.

Mr. Ilany will serve as a Class I director, which class will stand for re-election at the 2017 annual meeting of stockholders.

Ms. Goldwasser will receive compensation in the same manner as Tiptree’s other independent directors. A description of the compensation payable to Tiptree’s independent directors is included in the Proxy Statement for Tiptree’s 2014 Annual Meeting of Stockholders.

Ms. Goldwasser is a Managing Partner of GreensLedge Capital Markets LLC (“GreensLedge”). Prior to joining GreensLedge, Ms. Goldwasser was associated with Credit Suisse Group AG (“Credit Suisse”) as a Managing Director where she had global responsibility for the Hedge Fund Strategic Services unit. Before Credit Suisse, Ms. Goldwasser spent 12 years at Bear, Stearns & Co. Inc. (“Bear Stearns”) where she was co-head of Global Debt and Equity Capital Markets units and had global responsibility for structured products. Prior to her tenure at Bear Stearns, Ms. Goldwasser spent 12 years at Credit Suisse in a variety of management positions, including responsibility for both the Asset Backed and Non-Agency Mortgage Trading Desks. Ms. Goldwasser is a graduate of the University of Cape Town, South Africa.

Mr. Ilany is Executive Vice President, Head of Mortgage Finance and Asset Management of Tiptree and its subsidiary, Tiptree Operating Company, LLC and a member of Tiptree’s management Executive Committee since October 1, 2014. Previously, Mr. Ilany was a member of the Board from August 2010 until September 15, 2014. Mr. Ilany served as a director of Rescap, a subsidiary of Ally Bank from November 2011 until December 2013. Since 2005, Mr. Ilany has been a private investor and passive partner at Mariner Investment Group. Mr. Ilany was a partner at Mariner Investment Group from 2000 until 2005, responsible for hiring and setting up new trading groups, overseeing risk management, and serving as a senior member of the Investment Committee and Management Committee of the firm. From 1996 to 2000, Mr. Ilany was a private investor. From 1982 until 1995, Mr. Ilany was an employee of Bear Stearns. From 1980 until 1982, Mr. Ilany worked at Merrill Lynch. From 1971 until 1975, Mr. Ilany served in the armored corps of the Israeli Defense Forces, and was honorably discharged holding the rank of First Lieutenant. Mr. Ilany received his B.A. and M.B.A. from the University of San Francisco.

As disclosed in the Form 8-K filed with the SEC on October 3, 2014, Mr. Ilany is a party to an employment agreement with Tiptree Asset Management Company, LLC, an indirect subsidiary of Tiptree. A copy of the employment agreement is filed as Exhibit 10.1 to Tiptree’s Form 8-K filed with the SEC on October 3, 2014.

Tiptree is a party to indemnification agreements with each of Ms. Goldwasser and Mr. Ilany (each an “Indemnification Agreement”). Each Indemnification Agreement requires Tiptree to indemnify its executive officers and directors to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Although each Indemnification Agreement offers substantially the same scope of coverage afforded by the Tiptree’s charter and bylaws and by Maryland law, each agreement provides greater assurance to directors and executive officers that indemnification will be available because, as a contract, the agreement cannot be modified unilaterally in the future by the Board or the stockholders to eliminate the rights it provides. This summary of the Indemnification Agreement is not complete and is qualified in its entirety by Tiptree’s Form of Indemnification Agreement, previously filed as Exhibit 10.9 to Tiptree’s Registration Statement on Form S-11, as amended (File No. 333-141634), filed on June 7, 2007 and herein incorporated by reference.

Item 7.01.	Regulation FD Disclosure.
On January 5, 2015, Tiptree issued a press release announcing the appointments of Lesley Goldwasser and Jonathan Ilany to Tiptree’s Board of Directors, effective immediately. A copy of the press release is furnished herewith as Exhibit 99.1.
The information in Item 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities under that Section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1, shall not be deemed to be incorporated by reference into the filings of Tiptree under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) List of Exhibits:

99.1	Tiptree Financial Inc. press release, dated January 5, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE FINANCIAL INC.

Date: January 5, 2015	By:	/s/ Geoffrey Kauffman
Name: Geoffrey Kauffman
Title: President and Chief Executive Officer